Red Trail Energy LLC
PO Box 11
3682 HWY 8S
Richardton, ND 58652

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Red Trail is committed to getting the most up-to-date information out to our investors in a timely manner. To ensure this please email or call us with any address/ phone number changes. Are you a snowbird? Please give us your temporary address as well. You can call Jen at (701) 974-3308 ext. 101 or send her any email at Jennifer@redtrailenergy.com to update your contact information.

Red Trail Energy
PO Box 11, 3682 Hwy 8 S, Richardton, ND 58652

RED TRAIL REPORT

Fourth Quarter 2012

Seasons Greetings from all of us at Red Trail!



Gerald Bachmeier
CEO

As I look back on 2012, I feel it important to share with the members that in the >20 years I have been involved in the ethanol industry, I have not seen a margin environment as challenging as it was in 2012. As was shared at last year's annual meeting, Red Trail had been making great traction with profits in 2009, 2010 and the 9-month period ending 9/30/11. Unfortunately this trend did not continue in 2012 as we ended the year with a ~$4.7 million dollar loss. Granted about ~$4.3 million of this loss was non-cash depreciation expense but as the plant continues to age, this depreciation is actual 'expense' and is reported as such. Overall, 2012 was a tough year financially for Red Trail and most/all others in the industry.

On the production side, we produced roughly 48 million gallons of ethanol in FY12 versus 55 million gallons budgeted, with the biggest reason for the shortfall being an extended shutdown we took in July. This shutdown move from October to July was in part to address some maintenance issues but it was also directly related to the significant negative margins at the time.

From an owner/membership perspective, even with the challenging margin environment one cannot ignore some of the positives that took place for RTE in FY12:

- Finalization of the mediated settlement agreement with our design/builder in March.
- Refinance of our construction loan into a five-year deal in April.
- Implementation of our corn oil extraction system in April.
- And most importantly, in December ***we received our operating air permit from the North Dakota Department of Health***!

Recall that being able to meet the emissions standards necessary to receive this permit was a significant factor in the mediated settlement issue referenced above and has eluded the plant since its inception. Being able to operate the plant within the standards required by this permit is a significant accomplishment for the Company and I would like to personally thank all the RTE employees involved in helping make this happen.

Looking forward, it appears as though the margin pressures have followed us into 2013. The latest forecast from our ethanol marketer is they expect ethanol prices to follow increased gasoline demand up in the April/May time-frame. As mentioned in previous newsletters, we will continue to focus on operational items within our control and to operate the plant as efficiently as possible. Thank you for your continued support and I look forward to seeing as many of you as can make it to our annual meeting scheduled for March 5, 2013 in Bismarck. **Happy New Year!**

The Mission of Red Trail Energy is to create economic benefit for our investors, local communities, and the state of North Dakota by converting our natural resources and regional corn production into ethanol and beneficial coproducts.

Red Trail Energy, LLC • 3682 Hwy 8 South • PO Box 11 • Richardton, ND 58652
Phone: 701-974-3308 • Grains Line: 701-974-3886 • Fax: 701-974-3309

Red Trail Energy's 7th Annual Meeting

The seventh annual meeting for RTE is scheduled for **March 5, 2013**. It will start at 1:00 pm CST and will be preceded with lunch being served at 12:00 pm CST. This will take place at the Bismarck Civic Center in Bismarck, ND.

Please RSVP for the meal by contacting Jennifer Ondracek at RTE either by phone (701-974-3308 Ext 101) or e-mail (jennifer@redtrailenergy.com).

Meet our new Grain Merchandiser



Don Zwicker
Grain Merchandiser

Don Zwicker joined Team Red Trail on October 15, 2012 as our new Grain Merchandiser. His primary scope of responsibility encompasses grain risk management and building producer relationships. He will be working to enhance products and services for RTE customers and assisting with marketing direction and opportunities. Don is very excited to be in North Dakota and has completed his move to the area. He now resides in Dickinson.

Prior to joining RTE, Don has spent over 25 years working with producers in the area of grain marketing, risk management and financial analysis. His prior experiences in the grain business have been with the GROWMARK System of Cooperatives and Cargill AgHorizons.

He was raised on a grain and livestock farm near Sherrard, Illinois and received a Bachelor of Science Degree in Agricultural Economics from Southern Illinois University.

Nominations for Board of Governors

One agenda item at this year's annual meeting will be election of three members to our board of governors for a three-year term. Two current board members up for reelection are Frank Kirschenheiter, Sid Mauch and Tim Meuchel. For any members interested in being considered by RTE's nominating committee for service on the board, please provide written notice to the company by Friday, **January 18, 2013**. Please send these requests to the Secretary of the Company c/o Jennifer Ondracek, PO Box 11, Richardton, ND 58652.

A Notice of Annual Meeting and Proxy Statement will be mailed to all members at a later date with the Board recommendations for these three board seats.

U.S. ethanol production uses less than 3% of global grain supplies

The Department of Agriculture's latest World Agricultural Supply and Demand Estimates report pegs this season's average corn price at $7.40 per bushel, down from the previous estimate of $7.60, writes Geoff Cooper, vice president of research and analysis for the Renewable Fuels Association. U.S. ethanol producers are expected to use 78.9 metric tons of corn, representing just 2.92% of global grain stocks and the lowest in five years, Cooper notes. Meanwhile, the amount of grain available for non-ethanol purposes will be the second-highest on record, bested only by the amount in 2011, Cooper states.

EthanolRFA.org/The E-Xchange blog

Corn Merchandising

We have updated our phone system: Please call our grains line at **701-974-3880** for your corn merchandising needs.

FINANCIALS

Financial Report



Kent Anderson
CFO

As Gerald mentioned in his update, there continued to be downward pressure on ethanol prices throughout 2012, reflected in the results shown in the table below. Unfortunately that pressure is still being felt as we head into 2013. On the positive side, RTE was able to secure a loan amendment with our senior lender effective November 1, 2012 which addressed some revised loan covenant wording and also increased the amount available on our operating line-of-credit from $5.0 million to $12.0 million. This increase is welcome as it not only provides additional resources for RTE to use for corn procurement, etc., it also reflects continued confidence in RTE from our senior lender. Prior to the holiday an investor called and asked if the positives that were shared at least year's annual meeting came to pass and if they did, he was wondering where his dividend check was. My response was that a couple of the positives did happen in that the financial terms of the mediated settlement with the design/builder were finalized in March and RTE's senior debt was refinanced at very attractive interest rates in April. Unfortunately one thing that didn't happen in 2012 was gasoline/ethanol demand rising to the level necessary to match supply. Until that happens, RTE is not exempt from the margin challenges in the industry. We're hopeful these supply/demand issues will improve in 2013. If you have questions about RTE's publicly reported financial information, please contact me.

Statements of Operations	For the year ended September 30, 2012 (audited)	%	For the nine months ended September 30, 2011(audited)	%
Revenues	$131,458,769	100.00%	$112,290,222	100.00%
Gross Profit (Loss)	($4,555,159)	(3.47%)	$4,153,138	3.70%
Net Income (Loss)	($4,697,975)	(3.58%)	$3,852,295	3.43%
Net Income/(Loss) Per unit— Basic	($0.12)		$0.10	
Average Units Outstanding—Basic	40,204,971		40,193,973	

Balance Sheets	September 30, 2012 (Audited)	September 30, 2011 (Audited)
Total Assets	$75,748,166	$89,197,878
Total Liabilities	$33,711,207	$42,421,447
Members Equity	$42,036,959	$46,776,431
Book Value per Unit	$1.05	$1.17
Debt to equity ratio	0.81	0.91

Questions or Comments?

Email us at info@redtrailenergy.com or call 701-974-3308

Red Trail Energy
PO Box 11
3682 Hwy 8 S
Richardton, ND 58652

Going Green!

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